Exhibit 10.2
FIRST AMENDMENT TO
BANCINSURANCE CORPORATION
1994 STOCK OPTION PLAN
     WHEREAS, Bancinsurance Corporation (the “Company”) maintains the Bancinsurance Corporation 1994 Stock Option Plan (the “Plan”); and
     WHEREAS, the Plan permitted the Company to grant both incentive stock options and nonstatutory options (collectively, the “Awards”); and
     WHEREAS, the Plan became effective on June 14, 1994 and terminated on June 14, 2004; and
     WHEREAS, the last date that Awards may have been granted under the Plan was June 14, 2004 and no further Awards may be granted under the terms of the Plan; and
     WHEREAS, outstanding Awards granted before the Plan’s termination continue to be effective and are governed by the Plan until they are exercised or expire by their terms, in each case as provided by the Plan and their respective award agreements; and
     WHEREAS, Section 409A (“Section 409A”) was added to the Internal Revenue Code of 1986, as amended effective January 1, 2005 and applies to deferred compensation plans, including the Plan; and
     WHEREAS, final regulations issued under Section 409A become effective January 1, 2009; and
     WHEREAS, the Company has concluded that certain outstanding Awards granted under the Plan that were earned and vested as of December 31, 2004 are exempt from Section 409A as “grandfathered” Awards; and
     WHEREAS, the Company desires to amend the Plan so that any outstanding Awards that are not grandfathered Awards comply with Section 409A;
     NOW, THEREFORE, effective as of [January 1, 2009], the Company hereby amends the Plan with respect to any Award outstanding under the Plan that is not a grandfathered Award as follows:
     1. Paragraph 10 of the Plan is hereby amended by adding the following sentence to the end thereof:
“With respect to Options that are earned and/or become vested after December 31, 2004, any Tax Offset Payments granted after December 31, 2004 with respect to such Award shall be paid to the Optionee by the end of the calendar year next following the calendar year in which the Optionee first remits the federal, state, local or foreign taxes related to the exercise of an NSO or certain disposition of Shares acquired by an ISO.”
     3. Paragraph 13(a) of the Plan is hereby amended by adding the following sentence to the end thereof:
“Notwithstanding anything to the contrary in this paragraph 13(a), an adjustment to an Option shall be made in accordance with the requirements of sections 409A and 424 of the Code, to the extent applicable.”
     4. The first sentence of Paragraph 19 of the Plan is hereby deleted in its entirety and replaced with the following:
“The Plan, the grant and exercise of Options thereunder, and the obligation of the Company to sell and deliver the Shares under such Options, will be subject to all applicable federal and state laws, rules and regulations and to such approvals by any government or regulatory agency as may be required; provided, however, that to the extent any Shares cannot be delivered pursuant to this Plan due to the application of such applicable federal and state laws, rules and regulations, such Shares will be issued on the earliest date at which the Company reasonably anticipates that their issuance will be in compliance with such laws, rules and regulations.”
     IN WITNESS WHEREOF, this Amendment is adopted effective as of the date set forth above.

BANCINSURANCE CORPORATION

By: /s/ Matthew C. Nolan Print Name: Matthew C. Nolan
Title: Vice President, Chief Financial Officer,
Treasurer and Secretary

2